Exhibit 2.2

AMENDMENT TO SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is entered into this 17th day of February, 2009 (“Amendment”), among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“JWHHC”), Walter Investment Management LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”) and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”) (Walter, JWHHC, Spinco and Hanover, collectively, the “Parties” and each a “Party”).

RECITALS:

WHEREAS, the Parties have entered into a Second Amended and Restated Agreement and Plan of Merger, dated as of February 6, 2009, (the “Merger Agreement”), providing, among other things, for the merger of Spinco into Hanover, with Hanover being the Surviving Corporation (as defined in the Merger Agreement);

WHEREAS, each of the Parties desires to amend and supplement the Merger Agreement in certain respects as described in this Amendment;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.               Definitions.  Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2.               Section 8.2.  The introductory clause of Section 8.2 of the Merger Agreement is hereby amended, supplemented and restated in its entirety as follows:

“The obligations of Walter and Spinco to consummate the Merger shall be subject to the fulfillment (or, except with respect to Section 8.2(f), which may not be waived by any party hereto, waiver by Walter and Spinco) at or prior to the Effective Time of the following additional conditions:”

3.               Miscellaneous.

a.               Except as expressly modified hereby the Merger Agreement remains in full force and effect.  Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.

b.              This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Walter, JWHHC, Spinco and Hanover, notwithstanding that not all Parties are signatories to the original or the same counterpart.

c.               This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Name: Victor P. Patrick
Title: Vice Chairman

JWH HOLDING COMPANY, LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: President and CEO

WALTER INVESTMENT MANAGEMENT LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: President and CEO

HANOVER CAPITAL MORTGAGE
HOLDINGS, INC.

By:	/s/ Irma N. Tavares
Name: Irma N. Tavares
Title: COO